UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2008

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2008, i2 Technologies, Inc. (“i2” or the “Company”) entered into a Settlement Agreement (the “Agreement”) with SAP America, Inc., a Delaware corporation, and SAP AG, a German corporation and the parent of SAP America, Inc., to settle the existing patent litigation between the companies.

Under the terms of the Agreement, each party will license to the other party certain patents in exchange for a one-time cash payment to i2 of US $83,333,333.36. In addition, each party has agreed not to pursue legal action against the other party for its actions taken to enforce any of the licensed patents prior to the effective date of the Agreement. The Agreement also provides for general releases, indemnification for its violation, and dismisses the existing litigations between the parties with prejudice.

The Company is currently evaluating the treatment of the settlement for financial reporting purposes and it is currently expected that the cash from the settlement will be received in the third quarter of 2008. As a result of the expected positive effect of the Company’s patent infringement settlement, the Company no longer expects financial performance in the second quarter of 2008 to be reasonably comparable to the first quarter of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2008	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer